Exhibit 99.1

Roper Industries, Inc.

Contact Information:
Investor Relations
+1 (941) 556-2601
investor-relations@roperind.com

Roper Industries Announces Record First Quarter Results

Diluted Earnings Per Share of $0.56
Orders up 26%; Sales up 25%

Sarasota, Florida, April 26, 2007 .... Roper Industries, Inc. (NYSE: ROP) reported record results for its first quarter ended March 31, 2007. Diluted earnings per share (DEPS) were $0.56, an increase of 33% over the comparable period in the prior year. Current year results include the dilutive effect from the Company’s senior subordinated convertible notes. Net sales were up 25% to $478 million, which included 14% internal growth with 2% favorable foreign currency effect. Net orders increased 26% to $493 million, which included 16% internal growth with 2% favorable foreign currency effect. Net Earnings increased 36% to $51 million and EBITDA increased 33% to $115 million, or 24.1% of sales.

“We are pleased with the continued sales and orders growth in our businesses, reflecting strength throughout the company,” said Brian Jellison, Roper’s Chairman, President and CEO. “Orders once again exceeded sales and our record backlog gives us confidence as we enter the second quarter. In particular, Neptune orders and sales set records for the quarter and the RF Segment benefited from margin improvements and a better mix of product sales. Dynisco and our other acquisitions performed well in the quarter, and we continued to see the positive effects of our focus on secular, less-cyclical markets. Operating margins increased 180 basis points to 19.4%, even with the impact of acquisition accounting at Dynisco.”

The Company completed three acquisitions in the first quarter: JLT, a provider of rugged computers and software for mobile computing applications; DJ Instruments, a producer of sensors for life science applications which immediately complements the Dynisco business; and Roda Deaco, a manufacturer of air cutoff valves to protect high value assets for energy customers with an existing focus on the Western Canadian oil sands development. Mr. Jellison commented, “We invested $70 million in the quarter to acquire businesses that we expect to generate EBITDA over the next twelve months in excess of $9 million on sales of $40 million. These acquisitions add growth opportunities to our existing businesses by expanding their global reach and adding key product capabilities.”

“We are excited about the prospects for the year,” continued Mr. Jellison. “There are growth opportunities in all our segments and the pipeline for additional acquisitions remains very active. We expect continued strong performance throughout 2007.”

As a result of its strong first quarter performance, Roper is increasing its full year DEPS guidance from $2.50-$2.62 to $2.54-$2.64, and establishing second quarter DEPS guidance of $0.63-$0.65. The Company now expects full year EBITDA in excess of $510 million and operating cash flow of $310 million or more. The Company’s guidance does not include benefits from future acquisitions, but does include the dilutive effect of the Company’s senior subordinated convertibles notes based on the stock price on March 30, 2007.

Conference Call to be Held at 10:00 AM (ET) Tomorrow

A conference call to discuss these results has been scheduled for 10:00 AM ET on Friday, April 27, 2007. The call can be accessed via webcast or by dialing (888) 202-2422 or +1 (913) 981-5592, using access code 6303304. Webcast information and conference call materials will be made available in the “Investor” section of Roper’s website (www.roperind.com) prior to the start of the call. Telephonic replays will be available for up to two weeks by calling +1 (719) 457-0820 and using the access code 6303304.

Table 1: EBITDA (Millions)

	Q1 2006	Q1 2007
Net Earnings	38	51
Add: Interest Expense	11	13
Add: Income Taxes	19	28
Add: Depreciation and Amortization	19	23
Rounding	(1)	0

EBITDA	86	115

About Roper Industries

Roper Industries is a market-driven, diversified growth company with trailing twelve month revenues of $1.8 billion, and is a component of the Fortune 1000, S&P MidCap 400 and the Russell 1000 Indexes. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications. Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth and profit expectations. Forward looking statements may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” and similar words and phrases. These statements reflect management’s current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate our acquisitions and realize expected synergies. We also face other general risks, including our ability to realize cost savings from our operating initiatives, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Amounts in thousands)

	March 31, 2007	December 31, 2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$80,442	$69,478
Accounts receivable	319,249	324,514
Inventories	186,161	168,319
Deferred taxes	17,488	17,908
Other current assets	53,230	47,276

Total current assets	656,570	627,495

PROPERTY, PLANT AND EQUIPMENT, NET	106,516	107,003

OTHER ASSETS:
Goodwill	1,661,551	1,651,208
Other intangible assets, net	617,415	544,136
Deferred taxes	20,120	21,702
Other assets	41,803	43,815

Total other assets	2,340,889	2,260,861

TOTAL ASSETS	$3,103,975	$2,995,359

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$100,012	$96,139
Accrued liabilities	168,602	184,148
Income taxes payable	16,192	5,896
Deferred taxes	1,438	1,555
Current portion of long-term debt	307,945	299,911

Total current liabilities	594,189	587,649

NONCURRENT LIABILITIES:
Long-term debt	748,084	726,881
Deferred taxes	197,169	169,994
Other liabilities	26,362	23,996

Total liabilities	1,565,804	1,508,520

STOCKHOLDERS' EQUITY:
Common stock	905	900
Additional paid-in capital	725,910	717,751
Retained earnings	764,086	721,899
Accumulated other comprehensive earnings	69,532	68,666
Treasury stock	(22,262)	(22,377)

Total stockholders' equity	1,538,171	1,486,839

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,103,975	$2,995,359

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)
(Amounts in thousands, except per share data)

	Three months ended March 31,
	2007	2006
Net sales	$478,427	$382,723
Cost of sales	240,279	190,326

Gross profit	238,148	192,397

Selling, general and administrative expenses	145,297	124,921

Income from operations	92,851	67,476

Interest expense	13,472	10,799
Other income/(expense)	(250)	(128)

Earnings from continuing operations before income taxes	79,129	56,549

Income taxes	27,695	18,863

Net Earnings	$51,434	$37,686

Earnings per share:
Basic	$0.59	$0.44
Diluted	$0.56	$0.42

Weighted average common and common
equivalent shares outstanding:
Basic	87,918	86,061
Diluted	92,300	89,711

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in thousands)

	Three months ended March 31,
	2007	2006
Net earnings	$51,434	$37,686
Depreciation	7,656	6,624
Amortization	14,971	12,385
Other, net	(16,973)	635

Cash provided by operating activities	57,088	57,330

Business acquisitions, net of cash acquired	(69,735)	(5,838)
Capital expenditures	(6,056)	(9,772)
Other, net	(326)	(910)

Cash used by investing activities	(76,117)	(16,520)

Debt borrowings (payments), net	28,348	(30,510)
Dividends	(5,692)	(5,046)
Other, net	6,701	8,379

Cash provided by (used by) financing activities	29,357	(27,177)

Effect of exchange rate changes on cash	636	408

Net increase in cash and equivalents	10,964	14,041
Cash and equivalents, beginning of period	69,478	53,116

Cash and equivalents, end of period	$80,442	$67,157

Roper Industries, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)
(Amounts in thousands and percents of net sales)

	Three months ended March 31,
	2007		2006
	Amount	%	Amount	%
Net sales:
Industrial Technology	$154,506		$124,797
Energy Systems &Controls	103,975		68,709
Scientific &Industrial Imaging	92,028		80,778
RF Technology	127,918		108,439

Total	$478,427		$382,723

Gross profit:
Industrial Technology	$73,429	47.5%	$60,858	48.8%
Energy Systems &Controls	53,443	51.4%	36,023	52.4%
Scientific &Industrial Imaging	51,221	55.7%	44,496	55.1%
RF Technology	60,055	46.9%	51,020	47.0%

Total	$238,148	49.8%	$192,397	50.3%

Operating profit*:
Industrial Technology	$38,110	24.7%	$27,568	22.1%
Energy Systems &Controls	19,818	19.1%	14,932	21.7%
Scientific &Industrial Imaging	19,388	21.1%	15,844	19.6%
RF Technology	25,069	19.6%	18,428	17.0%

Total	$102,385	21.4%	$76,772	20.1%

Net Orders:
Industrial Technology	$162,762		$135,003
Energy Systems &Controls	108,063		64,419
Scientific &Industrial Imaging	96,372		80,075
RF Technology	125,799		113,106

Total	$492,996		$392,603

*	Operating profit is before unallocated corporate general and administrative expenses. Such expenses were $9,534 and $9,296 for the three months ended March 31, 2007 and 2006, respectively.